================================================================================

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (Amendment No. _)*

                         Shine Media Acquisition Corp.

--------------------------------------------------------------------------------

                                (Name of Issuer)

                                  Common Stock

--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                   824564108

--------------------------------------------------------------------------------

                                 (CUSIP Number)

                              February 23, 2009

--------------------------------------------------------------------------------

             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [ ] Rule 13d-1(b)

                             [X] Rule 13d-1(c)

                             [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and

for any  subsequent   amendment   containing   information  which  would  alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of

1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be  subject  to all other  provisions  of the Act  (however,  see the

Notes).

CUSIP NO. 824564108

SCHEDULE 13G

PAGE 2 OF 8 PAGES

--------------------------------------------------------------------------------

1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION

                  NO. OF ABOVE PERSON

                  WEISS ASSET MANAGEMENT LLC

--------------------------------------------------------------------------------

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]

                  (B) [ ]

--------------------------------------------------------------------------------

3.                SEC USE ONLY

--------------------------------------------------------------------------------

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

--------------------------------------------------------------------------------

                               5.     SOLE VOTING POWER

                                      0

   NUMBER OF                  --------------------------------------------------

    SHARES                     6.     SHARED VOTING POWER

 BENEFICIALLY

   OWNED BY                           365,353

    EACH                      --------------------------------------------------

  REPORTING                    7.     SOLE DISPOSITIVE POWER

   PERSON

    WITH:                             0

                              --------------------------------------------------

                               8.     SHARED DISPOSITIVE POWER

                                      365,353

--------------------------------------------------------------------------------

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  365,353

--------------------------------------------------------------------------------

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                  CERTAIN SHARES*                                          [ ]

--------------------------------------------------------------------------------

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.2%

--------------------------------------------------------------------------------

12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company

--------------------------------------------------------------------------------

1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION

                  NO. OF ABOVE PERSON

                  WEISS CAPITAL LLC

--------------------------------------------------------------------------------

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]

                 (B) [ ]

--------------------------------------------------------------------------------

3.                SEC USE ONLY

--------------------------------------------------------------------------------

CUSIP NO. 824564108

SCHEDULE 13G

PAGE 3 OF 8 PAGES

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

--------------------------------------------------------------------------------

                               5.     SOLE VOTING POWER

                                      0

   NUMBER OF                  --------------------------------------------------

    SHARES                     6.     SHARED VOTING POWER

 BENEFICIALLY

   OWNED BY                           261,080

    EACH                      --------------------------------------------------

  REPORTING                    7.     SOLE DISPOSITIVE POWER

   PERSON

    WITH:                             0

                              --------------------------------------------------

                               8.     SHARED DISPOSITIVE POWER

                                      261,080

--------------------------------------------------------------------------------

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  261,080

--------------------------------------------------------------------------------

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                  CERTAIN SHARES*                                          [ ]

--------------------------------------------------------------------------------

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.0%

--------------------------------------------------------------------------------

12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company

--------------------------------------------------------------------------------

1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION

                  NO. OF ABOVE PERSON

                  SPAC GP LLC

--------------------------------------------------------------------------------

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]

                 (B) [ ]

--------------------------------------------------------------------------------

3.                SEC USE ONLY

--------------------------------------------------------------------------------

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

--------------------------------------------------------------------------------

                               5.     SOLE VOTING POWER

                                      0

   NUMBER OF                  --------------------------------------------------

    SHARES                     6.     SHARED VOTING POWER

 BENEFICIALLY

   OWNED BY                           104,500

    EACH                      --------------------------------------------------

  REPORTING                    7.     SOLE DISPOSITIVE POWER

CUSIP NO. 824564108

SCHEDULE 13G

PAGE 4 OF 8 PAGES

   PERSON

    WITH:                             0

                              --------------------------------------------------

                               8.     SHARED DISPOSITIVE POWER

                                      104,500

--------------------------------------------------------------------------------

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  104,500

--------------------------------------------------------------------------------

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                  CERTAIN SHARES*                                          [ ]

--------------------------------------------------------------------------------

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.2%

--------------------------------------------------------------------------------

12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company

--------------------------------------------------------------------------------

1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION

                  NO. OF ABOVE PERSON

                  ANDREW M. WEISS, PH.D.

--------------------------------------------------------------------------------

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]

                 (B) [ ]

--------------------------------------------------------------------------------

3.                SEC USE ONLY

--------------------------------------------------------------------------------

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

--------------------------------------------------------------------------------

                               5.     SOLE VOTING POWER

                                      0

   NUMBER OF                  --------------------------------------------------

    SHARES                     6.     SHARED VOTING POWER

 BENEFICIALLY

   OWNED BY                           626,433

    EACH                      --------------------------------------------------

  REPORTING                    7.     SOLE DISPOSITIVE POWER

   PERSON

    WITH:                             0

                              --------------------------------------------------

                               8.     SHARED DISPOSITIVE POWER

                                      626,433

--------------------------------------------------------------------------------

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  626,433

--------------------------------------------------------------------------------

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                  CERTAIN SHARES*                                          [ ]

CUSIP NO. 824564108

SCHEDULE 13G

PAGE 5 OF 8 PAGES

--------------------------------------------------------------------------------

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  7.2%

--------------------------------------------------------------------------------

12.               TYPE OF REPORTING PERSON*

                  IN

ITEM 1.

      (a) Name of Issuer:  Shine Media Acquisition Corp.

                         -----------------------------------

      (b) Address of Issuer's Principal Executive Offices:

c/o 29 Level, Central Plaza 381 Huai Hai Zhong Road,
Shanghai 200020, China

-------------------------------------------------------

ITEM 2.

      (a) and (c): Name and Citizenship of Persons Filing:

      (i) Weiss Asset Management LLC, a Delaware limited liability company

          ("Weiss Asset Management").

      (ii) Weiss Capital LLC, a Delaware limited liability company

          ("Weiss Capital").

      (iii) SPAC GP LLC, a Delaware limited liability company

          ("SPAC GP").

      (iv) Andrew M. Weiss, Ph.D., a United States citizen.

      (b):  Address of Principal Business Office:

      Weiss Asset Management, Weiss Capital, SPAC GP, and Dr. Weiss have a business address of 29 Commonwealth Avenue, 10th Floor, Boston, MA 02116

      (d) Title of Class of Securities:  Common Stock

                                       -----------------

      (e) CUSIP Number:    824564108

                       ------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK

        WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act

              (15 U.S.C. 78o).

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act

              (15 U.S.C. 78c).

     (d)  [ ] Investment  Company  registered  under section 8 of the Investment

              Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [ ] Investment  Adviser registered under section 203 of the Investment

              Advisers Act or under the laws of any State

     (f)  [ ] Employee  Benefit  Plan,  Pension  fund  which is  subject to the provisions of the Employee  Retirement  Income Security Act of

              1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

CUSIP NO. 824564108

SCHEDULE 13G

PAGE 6 OF 8 PAGES

     (g)  [ ] A Parent Holding Company  or  control  person, in  accordance with

              Section 240.13d-1(b)(ii)(G)(Note: See Item 7)

     (h)  [ ] A Savings  Association  as defined in Section  3(b) of the Federal

              Deposit Insurance Act (12 U.S.C. 1813)

     (i)  [ ] A  Church  Plan  that  is  excluded  from  the  definition  of  an investment  company under Section  3(c)(14) of the Investment

              Company Act of 1940 (15 U.S.C. 80a-3)

     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4.   OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item I.

      WEISS ASSET MANAGEMENT LLC*

      (a) Amount Beneficially Owned:    365,353

                                     -------------------------------------------

      (b) Percent of Class:     4.2%

                            ----------------------------------------------------

      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0

   ------------------------

         (ii) shared power to vote or to direct the vote:  365,353

    -----------------------

         (iii)sole power to dispose or to direct the disposition of:  0

                -----------

         (iv) shared power to dispose or to direct the disposition of: 365,353

                  ---------

      WEISS CAPITAL LLC**

      (a) Amount Beneficially Owned:    261,080

                                     -------------------------------------------

      (b) Percent of Class:     3.0%

                            ----------------------------------------------------

      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0

   ------------------------

         (ii) shared power to vote or to direct the vote:  261,080

    -----------------------

         (iii)sole power to dispose or to direct the disposition of:  0

                -----------

         (iv) shared power to dispose or to direct the disposition of: 261,080

                  ---------

      SPAC GP LLC***

      (a) Amount Beneficially Owned:   104,500

                                     -------------------------------------------

      (b) Percent of Class:     1.2%

                            ----------------------------------------------------

      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0

   ------------------------

         (ii) shared power to vote or to direct the vote:  104,500

    -----------------------

         (iii)sole power to dispose or to direct the disposition of:  0

CUSIP NO. 824564108

SCHEDULE 13G

PAGE 7 OF 8 PAGES

                -----------

         (iv) shared power to dispose or to direct the disposition of: 104,500

                  ---------

      ANDREW M. WEISS, PH.D.****

      (a) Amount Beneficially Owned:    626,433

                                     -------------------------------------------

      (b) Percent of Class:     7.2%

                            ----------------------------------------------------

      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0

   ------------------------

         (ii) shared power to vote or to direct the vote: 626,433

    -----------------------

         (iii)sole power to dispose or to direct the disposition of:  0

                -----------

         (iv) shared power to dispose or to direct the disposition of: 626,433

-----------------------

* Shares reported for Weiss Asset Management include shares beneficially owned by a private investment  partnership of which Weiss Asset Management is the sole general partner.

** Shares reported for Weiss Capital include shares beneficially owned by each of a private investment corporation and private investment partnership,

of both of which Weiss Capital is the sole investment manager.

*** Shares reported for SPAC GP include shares beneficially owned by a private investment partnership, of which SPAC GP is the sole general partner.

**** Shares  reported for Andrew Weiss include shares beneficially owned by a private  investment  partnership  of which  Weiss Asset  Management  is the sole general  partner and which may be deemed to be controlled  by Mr. Weiss,  who is the Managing Member of Weiss Asset Management,  and also include shares held by a private  investment  corporation and private investment partnership, both of which may be deemed to be  controlled by Mr. Weiss, who is the managing member of Weiss Capital, the  Investment Manager of such private investment corporation and private investment partnership. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein.

The percent of class computations are based on 8,758,333 shares of common stock outstanding, as reported in the Company's report on Form 10-Qa filed with the

Securities and Exchange Commission ("SEC") on December 12, 2008.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable

ITEM 7.  IDENTIFICATION  AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE

         SECURITY  BEING  REPORTED  ON BY  THE PARENT HOLDING COMPANY OR CONTROL

         PERSON

      Not Applicable

CUSIP NO. 824564108

SCHEDULE 13G

PAGE 8 OF 8 PAGES

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable

ITEM 10.  CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief,  the securities referred to above were not acquired and are not held for the purpose of or with the effect of  changing or  influencing  the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information  set forth in this statement is true,  complete and correct.

Dated:  March 5, 2009

                                    WEISS ASSET MANAGEMENT LLC

                                    By:  /s/ Georgiy Nikitin

                                       -----------------------------------

                                       Georgiy Nikitin, Chief Compliance Officer

                                    WEISS CAPITAL LLC

                                    By:  /s/ Georgiy Nikitin

                                       -----------------------------------

                                       Georgiy Nikitin, Chief Compliance Officer

                                    SPAC GP LLC

                                    By:  /s/ Georgiy Nikitin

                                       -----------------------------------

                                       Georgiy Nikitin, Chief Compliance Officer

                                    By:  /s/ Georgiy Nikitin

                                       -----------------------------------

                                       Attorney-in-Fact for Andrew Weiss